Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 April 28, 2016 FOR IMMEDIATE RELEASE
NextEra Energy reports first-quarter 2016 financial results

•	NextEra Energy delivers strong financial results and solid first-quarter execution

•	Florida Power & Light Company continues to invest in the business to strengthen its customer value proposition

•	NextEra Energy Resources remains well-positioned to capitalize on the growing demand for new renewables

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported first-quarter 2016 net income attributable to NextEra Energy on a GAAP basis of $636 million, or $1.37 per share, compared to $650 million, or $1.45 per share, in the first quarter of 2015. On an adjusted basis, NextEra Energy’s first-quarter 2016 earnings were $715 million, or $1.55 per share, compared to $631 million, or $1.41 per share, in the first quarter of 2015.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, as well as the net effect of other than temporary impairments (OTTI) on certain investments and operating results from the Spain solar project. Adjusted earnings also exclude merger-related expenses and, for 2016, the impact of the resolution of contingencies related to a previous asset sale.

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the board of directors and as an input in determining performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure.

"NextEra Energy delivered strong first-quarter financial results and solid execution, highlighted by approximately 10 percent growth in adjusted earnings per share and very strong operating cash flow growth versus the prior-year comparable quarter," said Jim Robo, chairman and chief executive officer of NextEra Energy. "At NextEra Energy Resources, growth during the quarter was driven by contributions from our contracted renewables portfolio and investments in natural gas pipelines. NextEra Energy Resources is well-positioned to capitalize on what we believe is one of the best environments for renewables development in recent history. FPL performed well during the quarter, with growth driven primarily by investments in the business to further strengthen its customer value proposition. FPL broke ground on three large utility-scale, or universal, solar projects and recently brought the new Port Everglades Next Generation Clean

Energy Center online two months early and on budget. With a focus on the need to continue to invest in modernizing the company’s electric infrastructure while keeping costs down for customers over the long term, FPL in March filed a four-year base rate plan with the Florida Public Service Commission. Even with the plan's proposed base rate increases, FPL's typical residential and business customer bills are projected to remain lower than 2006 levels through the year 2020."

Florida Power & Light Company
NextEra Energy's principal rate-regulated electric utility subsidiary, Florida Power & Light Company (FPL), reported first-quarter 2016 net income of $393 million, or $0.85 per share, compared to $359 million, or $0.80 per share, for the prior-year quarter.

FPL's contribution to adjusted earnings per share growth over the prior-year comparable quarter was driven primarily by continued investment in the business. The investments FPL is making continue to strengthen its customer value proposition that includes electric bills that are among the lowest in the nation, high reliability, award-winning customer service and one of the cleanest emissions profiles in the U.S.

During the first quarter, FPL's average number of customers increased by approximately 64,000 from the comparable prior-year quarter, which had a favorable impact on sales of 1.3 percent. However, customer growth was more than offset by a 1.4 percent decline in sales due to mild weather during the quarter. Also, compared to the same quarter last year, underlying usage per customer declined 0.4 percent on a weather-normalized basis. After accounting for these effects and the impact of a leap year day in 2016, first-quarter retail sales increased 0.4 percent year-over-year. The number of inactive accounts reached its lowest levels in more than a decade, and strong growth in new service accounts during the quarter reflected healthy levels of construction.

FPL's customer metrics are consistent with improving Florida economic indicators that the company tracks. In March, Florida's seasonally adjusted unemployment rate dropped to an eight-year low of 4.9 percent, representing a decrease of 0.7 percentage points from a year earlier. Over the same period, the number of jobs increased 2.9 percent, and more than 1 million jobs have been added in the state since December 2010.

FPL's long-term investments in more efficient power plants, coupled with low fuel prices, continue to generate savings for its customers. Since 2001, the company's investments in fuel efficiency have saved customers more than $8 billion and prevented more than 95 million tons of carbon emissions. As a result of its investments in clean energy technology, FPL owns and operates one of the cleanest and most fuel-efficient generation fleets in the U.S., and its carbon dioxide emissions rate is already cleaner today than the U.S. EPA's Clean Power Plan targets that Florida may be required to meet by 2030.

In April, FPL commissioned its Port Everglades Next Generation Clean Energy Center, which is part of the company's ongoing effort to modernize its power generation fleet in order to continue providing clean, affordable, reliable energy for its customers. Completed two months ahead of schedule and on budget, the new energy center is capable of producing about 1,237 megawatts (MW) of electricity or enough power for more than a quarter million residential customers. FPL invested approximately $1.2 billion to build the new clean energy center on the same site where a 1960s-era oil-burning plant was dismantled three years ago. Operating on clean, low-cost, American-produced natural gas and running on 35 percent less fuel per megawatt-hour, the new high-efficiency energy center is estimated to save FPL's customers $400 million during the 30-year life of the facility. In addition to saving on fuel costs, the energy center's technology further improves FPL's emissions profile. Compared with the former plant, the new energy center reduces air emissions by more than 90 percent and cuts the carbon dioxide emissions rate in half, which is the U.S. EPA equivalent of removing 46,000 cars from the highway each year. In tandem with the commissioning of the Port Everglades Next Generation Clean Energy Center, FPL reduced customer rates for the fourth time in 16 months as a result of anticipated savings from increased fuel-efficiency and lower projected natural gas prices.

In February, FPL began construction on its three new utility-scale, or universal, solar energy centers, with each of these 74.5-MW projects expected to be completed in 2016. Once complete, these plants will roughly triple FPL's solar capacity and add to the overall fuel diversity of its fleet.

FPL's typical residential bill is already about 30 percent lower than the national average and the lowest among reporting Florida utilities. In addition, FPL's typical 1,000-kilowatt-hour (kWh) residential customer bill today is lower than it was 10 years ago, down approximately 15 percent compared with 2006 rates. At the same time, FPL's service ranks among the cleanest and most reliable in the country.

In March, FPL filed a comprehensive four-year request with the Florida Public Service Commission (PSC) for new base rates that would be phased in beginning in 2017, following the expiration of the company's current rate agreement. Designed to support continued investments to modernize its power plant system and improve the reliability and resiliency of its grid for customers, FPL's proposal includes three adjustments to base revenue requirements, including $866 million in January 2017, $262 million in January 2018 and $209 million upon the commissioning of the FPL Okeechobee Clean Energy Center in mid-2019. There would be no base rate adjustment in 2020 under the plan.

Based on the proposed base rate adjustments and the company's current projections for fuel and other costs, FPL estimates that its typical residential customer bill will grow about 2.8 percent per year, roughly in line with inflation, from January 2016 through 2020. Even with this growth, FPL estimates its typical residential bill in 2020 will still be lower than it was in 2006 and remain among the lowest in the state and nation based on current bill comparisons. For a 1,000-kWh residential customer bill, the total of the three base rate adjustments would be $13.28 a month or about $0.44 a day.

FPL's 2017-2020 base rate plan would support continued investments in long-term infrastructure and advanced technology, which improve service and help keep customer bills low. For the period of 2014 through the end of 2017, FPL plans to complete investments totaling nearly $16 billion, with additional significant investments expected in 2018 and beyond to continue delivering outstanding value for customers and meet the growing needs of Florida's economy.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a first-quarter 2016 contribution to net income attributable to NextEra Energy on a GAAP basis of $224 million, or $0.48 per share, compared to $280 million, or $0.62 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings for the first quarter of 2016 were $306 million, or $0.66 per share, compared to $262 million, or $0.58 per share, for the first quarter of 2015.

NextEra Energy Resources' contribution to adjusted earnings per share in the first quarter of 2016 increased $0.08 per share, compared to the prior-year quarter. New investments added $0.14 per share, including $0.10 per share from continued growth in the contracted renewables portfolio. These results reflect approximately 1,840 MW of new renewables projects placed into service during or after the first quarter of 2015. New investments in natural gas pipelines added $0.04 per share, reflecting the net addition of the Texas pipelines acquired by NextEra Energy Partners, LP (NYSE: NEP), as well as continued development work on the Sabal Trail Transmission, Florida Southeast Connection and Mountain Valley Pipeline projects. Contributions from existing generation assets added $0.04 per share. Partially offsetting the positive results were lower results from the customer supply and trading business, share dilution and increased corporate expenses, primarily related to growth in the business.

Over the last few months, NextEra Energy Resources signed additional power purchase agreements for approximately 250 MW of U.S. wind for post-2016 delivery and, earlier this month, closed on the acquisition of a 100-MW wind facility located in New Mexico.

Over the last decade, NextEra Energy Resources has invested roughly $23 billion in wind and solar generation. In 2015, the business had its second-best year ever for renewables origination performance, signing contracts for approximately 2,100 MW of new renewables projects. With these additions and the acquisition of the 100-MW New Mexico wind facility, NextEra Energy Resources' total 2015-2016 renewables development program is more than 4,000 MW and is the most successful two-year renewables development performance ever in the company's history.

NextEra Energy Resources is well-positioned to capitalize on the growing demand in what is one of the best environments for new renewables in recent history. Driving growth in the renewables market are a number of favorable trends, including certainty of U.S. federal tax incentives for renewables; improvements in wind and solar technology, coupled with declining cost trends; state regulatory programs that encourage the development of renewable energy; potential demand from carbon emissions regulation; and potential coal-to-renewables switching driven by lower natural gas prices. Based on these factors, NextEra Energy Resources now expects its 2017-2018 renewables development program to achieve results similar to its record 2015-2016 origination efforts.

Consistent with the company's strategy of recycling capital and maintaining a strong balance sheet, a subsidiary of NextEra Energy Resources in April completed the previously announced sale of its ownership interest in its Forney and Lamar generation assets to an affiliate of Energy Future Holdings. The power plants sold include the 1,912-MW Forney Energy Center, a natural gas-fired facility located in Forney, Texas, and the 1,076-MW Lamar Energy Center, a natural gas-fired facility located in Paris, Texas. The aggregate purchase price was approximately $1.55 billion, including estimated working capital, subject to customary closing adjustments. The transaction generated net cash proceeds of approximately $456 million, as well as a net after-tax gain on disposition of approximately $107 million, which will be excluded from NextEra Energy's second-quarter 2016 adjusted earnings.

In addition, the company's natural gas pipeline projects remain on track. In February, the Sabal Trail Transmission and Florida Southeast Connection pipeline projects each received a certificate of public convenience and necessity from the Federal Energy Regulatory Commission (FERC). Construction is expected to begin this year, with operations commencing in mid-2017. The Mountain Valley Pipeline joint venture is currently in the permitting process with FERC. In addition, the company increased its participation in the Sabal Trail pipeline project through the incremental purchase of a 9.5 percent equity interest from Spectra Energy, increasing the company's total ownership share from 33 percent to 42.5 percent.

Corporate and Other
In the first quarter of 2016 on a GAAP and an adjusted basis, Corporate and Other earnings increased $0.01 per share, compared to the prior-year quarter.

Outlook
NextEra Energy continues to expect adjusted earnings per share to be in the range of $5.85 to $6.35 for 2016 and in the range of $6.60 to $7.10 for 2018, implying a compound annual growth rate of 6 to 8 percent per year through 2018, off a 2014 base.
NextEra Energy's adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources' nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project, merger-related expenses and, for 2016, the impact of the resolution of contingencies related to a previous asset sale. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's first-quarter 2016 earnings conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be first-quarter 2016 financial results for NextEra Energy Partners, LP (NYSE: NEP). The listen-only webcast will be available on NextEra Energy's website by accessing the following link: www.NextEraEnergy.com/investors. The slides and news release accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $17.5 billion and approximately 14,300 employees in 27 states and Canada as of year-end 2015, as well as approximately 45,000 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP) as of April 2016. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves more than 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune’s 2016 list of “World's Most Admired Companies.” For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

###

Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this press release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, and statements concerning future dividends. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to, or elimination of, governmental incentives or policies that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations, interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP’s (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with NextEra Energy's and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy's and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of credit providers to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; NEP’s inability to access sources of capital on commercially reasonable terms could have an effect on its ability to consummate future acquisitions and on the value of NextEra Energy’s limited partner interest in NextEra Energy Operating Partners, LP; and effects of disruptions, uncertainty or volatility in the credit and capital markets on the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2015 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2016	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,303	$1,441	$91	$3,835
Operating Expenses
Fuel, purchased power and interchange	700	214	14	928
Other operations and maintenance	390	387	22	799
Merger-related	—	—	4	4
Depreciation and amortization	219	300	18	537
Taxes other than income taxes and other	280	45	8	333
Total operating expenses	1,589	946	66	2,601
Operating Income	714	495	25	1,234
Other Income (Deductions)
Interest expense	(112)	(369)	(28)	(509)
Benefits associated with differential membership interests - net	—	84	—	84
Equity in earnings of equity method investees	—	22	10	32
Allowance for equity funds used during construction	24	1	—	25
Interest income	1	5	12	18
Gains on disposal of assets - net	—	15	—	15
Other - net	—	(4)	1	(3)
Total other deductions - net	(87)	(246)	(5)	(338)
Income before Income Taxes	627	249	20	896
Income Tax Expense (Benefit)	234	24	1	259
Net Income	393	225	19	637
Less Net Income Attributable to Noncontrolling Interests	—	1	—	1
Net Income Attributable to NextEra Energy, Inc.	$393	$224	$19	$636
Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income Attributable to NextEra Energy, Inc.	$393	$224	$19	$636
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	80	(6)	74
Loss (income) from other than temporary impairments - net	—	4	—	4
Resolution of contingencies related to a previous asset sale	—	(5)	—	(5)
Operating loss of Spain solar projects	—	3	—	3
Merger-related expenses	—	—	3	3
Adjusted Earnings	$393	$306	$16	$715
Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.85	$0.48	$0.04	$1.37
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	0.17	(0.01)	0.16
Loss (income) from other than temporary impairments - net	—	0.01	—	0.01
Resolution of contingencies related to a previous asset sale	—	(0.01)	—	(0.01)
Operating loss of Spain solar projects	—	0.01	—	0.01
Merger-related expenses	—	—	0.01	0.01
Adjusted Earnings Per Share	$0.85	$0.66	$0.04	$1.55
Weighted-average shares outstanding (assuming dilution)				463

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,541	$1,462	$101	$4,104
Operating Expenses
Fuel, purchased power and interchange	1,005	339	19	1,363
Other operations and maintenance	353	359	23	735
Merger-related	—	—	4	4
Depreciation and amortization	242	287	18	547
Taxes other than income taxes and other	274	44	8	326
Total operating expenses	1,874	1,029	72	2,975
Operating Income	667	433	29	1,129
Other Income (Deductions)
Interest expense	(115)	(172)	(34)	(321)
Benefits associated with differential membership interests - net	—	57	—	57
Equity in earnings of equity method investees	—	8	1	9
Allowance for equity funds used during construction	10	—	1	11
Interest income	1	7	13	21
Gains on disposal of assets - net	—	22	—	22
Other - net	—	8	—	8
Total other deductions - net	(104)	(70)	(19)	(193)
Income before Income Taxes	563	363	10	936
Income Tax Expense (Benefit)	204	83	(1)	286
Net Income	359	280	11	650
Less Net Income Attributable to Noncontrolling Interests	—	—	—	—
Net Income Attributable to NextEra Energy, Inc.	$359	$280	$11	$650
Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income Attributable to NextEra Energy, Inc.	$359	$280	$11	$650
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(22)	(5)	(27)
Loss (income) from other than temporary impairments - net	—	(1)	—	(1)
Resolution of contingencies related to a previous asset sale	—	—	—	—
Operating loss of Spain solar projects	—	5	—	5
Merger-related expenses	—	—	4	4
Adjusted Earnings	$359	$262	$10	$631
Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.80	$0.62	$0.03	$1.45
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(0.05)	(0.01)	(0.06)
Loss (income) from other than temporary impairments - net	—	—	—	—
Resolution of contingencies related to a previous asset sale	—	—	—	—
Operating loss of Spain solar projects	—	0.01	—	0.01
Merger-related expenses	—	—	0.01	0.01
Adjusted Earnings Per Share	$0.80	$0.58	$0.03	$1.41
Weighted-average shares outstanding (assuming dilution)				449

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

2015 amounts for NEER and Corporate and Other were adjusted to reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
March 31, 2016	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$41,574	$30,508	$1,566	$73,648
Nuclear fuel	1,368	785	—	2,153
Construction work in progress	3,221	3,210	88	6,519
Accumulated depreciation and amortization	(12,027)	(6,941)	(458)	(19,426)
Total property, plant and equipment - net	34,136	27,562	1,196	62,894
Current Assets
Cash and cash equivalents	31	505	92	628
Customer receivables, net of allowances	697	824	53	1,574
Other receivables	176	621	(104)	693
Materials, supplies and fossil fuel inventory	844	437	6	1,287
Regulatory assets:
Deferred clause and franchise expenses	33	—	—	33
Derivatives	253	—	—	253
Other	201	—	2	203
Derivatives	4	799	12	815
Assets held for sale	—	1,092	—	1,092
Other	137	377	4	518
Total current assets	2,376	4,655	65	7,096
Other Assets
Special use funds	3,518	1,648	—	5,166
Other investments	4	1,100	788	1,892
Prepaid benefit costs	1,258	—	(79)	1,179
Regulatory assets:
Purchased power agreement termination	704	—	—	704
Securitized storm-recovery costs	191	—	—	191
Other	583	3	253	839
Derivatives	4	1,360	27	1,391
Other	338	2,801	146	3,285
Total other assets	6,600	6,912	1,135	14,647
Total Assets	$43,112	$39,129	$2,396	$84,637
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,733	9,713	(8,801)	8,645
Retained earnings	5,940	8,334	101	14,375
Accumulated other comprehensive loss	—	(20)	(93)	(113)
Total common shareholders' equity	15,046	18,027	(10,161)	22,912
Noncontrolling interests	—	718	—	718
Total equity	15,046	18,745	(10,161)	23,630
Long-term debt	9,924	7,560	10,307	27,791
Total capitalization	24,970	26,305	146	51,421
Current Liabilities
Commercial paper	550	—	1,010	1,560
Notes payable	600	112	200	912
Current maturities of long-term debt	66	1,182	897	2,145
Accounts payable	554	629	(44)	1,139
Customer deposits	468	3	1	472
Accrued interest and taxes	343	210	(10)	543
Derivatives	256	708	10	974
Accrued construction-related expenditures	226	689	15	930
Liabilities associated with assets held for sale	—	969	—	969
Other	343	500	100	943
Total current liabilities	3,406	5,002	2,179	10,587
Other Liabilities and Deferred Credits
Asset retirement obligations	1,844	665	—	2,509
Deferred income taxes	8,047	2,238	(303)	9,982
Regulatory liabilities:
Accrued asset removal costs	1,768	—	10	1,778
Asset retirement obligation regulatory expense difference	2,167	—	—	2,167
Other	507	—	8	515
Derivatives	1	587	111	699
Deferral related to differential membership interests	—	3,059	—	3,059
Other	402	1,273	245	1,920
Total other liabilities and deferred credits	14,736	7,822	71	22,629
Commitments and Contingencies
Total Capitalization and Liabilities	$43,112	$39,129	$2,396	$84,637

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
December 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$41,227	$29,833	$1,546	$72,606
Nuclear fuel	1,306	761	—	2,067
Construction work in progress	2,850	2,746	61	5,657
Accumulated depreciation and amortization	(11,862)	(6,640)	(442)	(18,944)
Total property, plant and equipment - net	33,521	26,700	1,165	61,386
Current Assets
Cash and cash equivalents	23	490	58	571
Customer receivables, net of allowances	849	861	74	1,784
Other receivables	123	485	(127)	481
Materials, supplies and fossil fuel inventory	826	428	5	1,259
Regulatory assets:
Deferred clause and franchise expenses	75	—	—	75
Derivatives	218	—	—	218
Other	209	—	1	210
Derivatives	3	698	11	712
Assets held for sale	—	1,009	—	1,009
Other	181	286	9	476
Total current assets	2,507	4,257	31	6,795
Other Assets
Special use funds	3,504	1,634	—	5,138
Other investments	4	993	789	1,786
Prepaid benefit costs	1,243	—	(88)	1,155
Regulatory assets:
Purchased power agreement termination	726	—	—	726
Securitized storm-recovery costs	208	—	—	208
Other	579	2	263	844
Derivatives	1	1,195	6	1,202
Other	230	2,866	143	3,239
Total other assets	6,495	6,690	1,113	14,298
Total Assets	$42,523	$37,647	$2,309	$82,479
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,733	8,117	(7,254)	8,596
Retained earnings	6,447	8,109	(416)	14,140
Accumulated other comprehensive loss	—	(80)	(87)	(167)
Total common shareholders' equity	15,553	16,146	(9,125)	22,574
Noncontrolling interests	—	538	—	538
Total equity	15,553	16,684	(9,125)	23,112
Long-term debt	9,956	6,825	9,900	26,681
Total capitalization	25,509	23,509	775	49,793
Current Liabilities
Commercial paper	56	—	318	374
Notes payable	100	112	200	412
Current maturities of long-term debt	64	1,489	667	2,220
Accounts payable	664	1,889	(24)	2,529
Customer deposits	469	4	—	473
Accrued interest and taxes	279	155	15	449
Derivatives	222	651	9	882
Accrued construction-related expenditures	240	670	11	921
Liabilities associated with assets held for sale	—	992	—	992
Other	355	381	119	855
Total current liabilities	2,449	6,343	1,315	10,107
Other Liabilities and Deferred Credits
Asset retirement obligations	1,822	647	—	2,469
Deferred income taxes	7,730	2,263	(166)	9,827
Regulatory liabilities:
Accrued asset removal costs	1,921	—	9	1,930
Asset retirement obligation regulatory expense difference	2,182	—	—	2,182
Other	492	—	2	494
Derivatives	—	401	129	530
Deferral related to differential membership interests	—	3,142	—	3,142
Other	418	1,342	245	2,005
Total other liabilities and deferred credits	14,565	7,795	219	22,579
Commitments and Contingencies
Total Capitalization and Liabilities	$42,523	$37,647	$2,309	$82,479

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2016	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$393	$225	$19	$637
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	219	300	18	537
Nuclear fuel and other amortization	58	55	1	114
Unrealized gains on marked to market derivative contracts - net	—	(5)	(43)	(48)
Foreign currency transaction loss	—	—	40	40
Deferred income taxes	304	53	(143)	214
Cost recovery clauses and franchise fees	124	—	—	124
Benefits associated with differential membership interests - net	—	(84)	—	(84)
Allowance for equity funds used during construction	(24)	(1)	—	(25)
Other - net	6	(13)	15	8
Changes in operating assets and liabilities:
Customer and other receivables	136	39	13	188
Materials, supplies and fossil fuel inventory	(18)	(8)	(1)	(27)
Other current assets	14	(10)	4	8
Other assets	(14)	(60)	(11)	(85)
Accounts payable and customer deposits	(15)	(10)	(15)	(40)
Margin cash collateral	—	(3)	—	(3)
Income taxes	(85)	161	(38)	38
Interest and other taxes	109	(16)	—	93
Other current liabilities	(86)	(59)	—	(145)
Other liabilities	(8)	18	(9)	1
Net cash provided by operating activities	1,113	582	(150)	1,545
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,133)	—	—	(1,133)
Independent power and other investments of NEER	—	(2,614)	—	(2,614)
Nuclear fuel purchases	(62)	(27)	—	(89)
Other capital expenditures and other investments	—	—	(43)	(43)
Proceeds from sale or maturity of securities in special use funds and other investments	530	171	122	823
Purchases of securities in special use funds and other investments	(544)	(180)	(114)	(838)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	292	—	292
Other - net	20	(99)	—	(79)
Net cash used in investing activities	(1,189)	(2,457)	(35)	(3,681)
Cash Flows From Financing Activities
Issuances of long-term debt	—	641	609	1,250
Retirements of long-term debt	(33)	(328)	(6)	(367)
Proceeds from notes payable	500	—	—	500
Net change in commercial paper	494	—	692	1,186
Issuances of common stock - net	—	—	17	17
Dividends on common stock	—	—	(401)	(401)
Dividends & capital distributions from (to) parent - net	(900)	1,570	(670)	—
Other - net	23	7	(22)	8
Net cash provided by (used in) financing activities	84	1,890	219	2,193
Net increase (decrease) in cash and cash equivalents	8	15	34	57
Cash and cash equivalents at beginning of period	23	490	58	571
Cash and cash equivalents at end of period	$31	$505	$92	$628

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2015	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$359	$280	$11	$650
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	242	287	18	547
Nuclear fuel and other amortization	54	31	5	90
Unrealized gains on marked to market derivative contracts - net	—	(99)	—	(99)
Foreign currency transaction loss	—	—	—	—
Deferred income taxes	72	268	(78)	262
Cost recovery clauses and franchise fees	66	—	—	66
Benefits associated with differential membership interests - net	—	(57)	—	(57)
Allowance for equity funds used during construction	(10)	—	(1)	(11)
Other - net	20	(14)	1	7
Changes in operating assets and liabilities:
Customer and other receivables	39	95	(16)	118
Materials, supplies and fossil fuel inventory	7	36	—	43
Other current assets	(39)	14	2	(23)
Other assets	(17)	21	(6)	(2)
Accounts payable and customer deposits	(30)	(123)	(4)	(157)
Margin cash collateral	—	(187)	—	(187)
Income taxes	157	(215)	70	12
Interest and other taxes	112	(11)	4	105
Other current liabilities	(67)	(99)	14	(152)
Other liabilities	(13)	(10)	(8)	(31)
Net cash provided by operating activities	952	217	12	1,181
Cash Flows From Investing Activities
Capital expenditures of FPL	(721)	—	—	(721)
Independent power and other investments of NEER	—	(740)	—	(740)
Nuclear fuel purchases	(44)	(47)	—	(91)
Other capital expenditures and other investments	—	—	(14)	(14)
Proceeds from sale or maturity of securities in special use funds and other investments	589	139	43	771
Purchases of securities in special use funds and other investments	(606)	(147)	(75)	(828)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	—	—	—
Other - net	24	36	(1)	59
Net cash used in investing activities	(758)	(759)	(47)	(1,564)
Cash Flows From Financing Activities
Issuances of long-term debt	—	194	—	194
Retirements of long-term debt	(31)	(133)	(6)	(170)
Proceeds from notes payable	—	—	625	625
Net change in commercial paper	(722)	—	700	(22)
Issuances of common stock - net	—	—	16	16
Dividends on common stock	—	—	(341)	(341)
Dividends & capital distributions from (to) parent - net	550	272	(822)	—
Other - net	23	(23)	(27)	(27)
Net cash provided by (used in) financing activities	(180)	310	145	275
Net increase (decrease) in cash and cash equivalents	14	(232)	110	(108)
Cash and cash equivalents at beginning of period	14	536	27	577
Cash and cash equivalents at end of period	$28	$304	$137	$469

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

2015 amounts for NEER and Corporate and Other were adjusted to reflect the segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
First Quarter
2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.45

Florida Power & Light - 2015 Earnings Per Share	$0.80
New investment growth	0.04
Cost recovery clause results	0.02
Allowance for funds used during construction	0.03
Wholesale operations	0.01
Other and share dilution	(0.05)
Florida Power & Light - 2016 Earnings Per Share	$0.85

NEER - 2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.62
New investments	0.14
Existing assets	0.04
Customer supply and proprietary power & gas trading	(0.04)
Non-qualifying hedges impact	(0.22)
Resolution of contingencies related to a previous asset sale	0.01
Change in other than temporary impairment losses - net	(0.01)
Interest and corporate general and administrative expenses	(0.05)
Other, including income taxes and share dilution	(0.01)
NEER - 2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.48

Corporate and Other - 2015 Earnings Per Share	$0.03
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	0.01
Corporate and Other - 2016 Earnings Per Share	$0.04

2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.37

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

2015 EPS amounts and 2016 EPS contributions for NEER and Corporate and Other reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

	Preliminary
March 31, 2016	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,200
Project Debt:
Natural gas-fired assets	486
Wind assets	4,022	1,661
Solar	3,322	1,327
Other	1,689	589
Storm Securitization Debt	240
Other(2)		1,239
Other long-term debt, including current maturities, and short-term debt(3)	18,774	18,774
Unamortized debt issuance costs	(303)
Total debt per Balance Sheet	32,408	25,079
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,200
Total Equity	23,630	23,630
Total capitalization, including debt due within one year	$56,038	$51,398
Debt ratio	58%	49%

December 31, 2015	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,200
Project Debt:
Natural gas-fired assets	497
Wind assets	4,009	1,728
Solar	2,954	1,192
Other	1,657	610
Storm Securitization Debt	273
Other(2)		1,249
Other long-term debt, including current maturities, and short-term debt(3)	16,421	16,421
Unamortized debt issuance costs	(302)
Total debt per Balance Sheet	29,687	22,689
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,200
Total Equity	23,112	23,112
Total capitalization, including debt due within one year	$52,799	$48,490
Debt ratio	56%	47%
________________________

(1)	Adjusted debt calculation is based on NextEra Energy's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Preliminary
	Quarter
Periods Ended March 31,	2016	2015	% change
Energy sales (million kWh)
Residential	11,977	11,639	2.9%
Commercial	10,532	10,325	2.0%
Industrial	729	719	1.4%
Public authorities	139	138	0.7%
Increase (decrease) in unbilled sales	(459)	3	(15,300.0)%
Total retail	22,918	22,824	0.4%
Electric utilities	1,482	1,441	2.8%
Interchange power sales	1,247	1,839	(32.2)%
Total	25,647	26,104	(1.8)%

Average price (cents/kWh)(1)
Residential	10.31	10.94	(5.8)%
Commercial	8.54	9.14	(6.6)%
Industrial	6.35	6.90	(8.0)%
Total	9.22	9.86	(6.5)%

Average customer accounts (000s)
Residential	4,265	4,209	1.3%
Commercial	537	530	1.3%
Industrial	12	11	9.1%
Other	4	4	—%
Total	4,818	4,754	1.3%

	March 31,
	2016	2015	% change
End of period customer accounts (000s)
Residential	4,271	4,216	1.3%
Commercial	538	530	1.5%
Industrial	12	11	9.1%
Other	4	4	—%
Total	4,825	4,761	1.3%

	2016	Normal	2015
Three Months Ended March 31,
Cooling degree-days(2)	133	130	164
Heating degree-days(2)	236	250	186
________________________

(1)	Excludes interchange power sales, net change in unbilled revenues and deferrals under cost recovery clauses.
(2)	Cooling degree days use a 72 degree base temperature and heating degree days use a 66 degree base temperature.